Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-3 of our report, dated August 31, 2006, on our audits of the consolidated financial statements and financial statement schedule of Nutrition 21, Inc. as of June 30, 2006 and 2005, and for each of the years in the three-year period ended June 30, 2006, included in the Annual Report on Form 10-K for the year ended June 30, 2006. We also consent to the reference to our firm under the caption “Experts.”

/s/ J. H. Cohn LLP

Roseland, New Jersey
June 26, 2007